Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS SECOND QUARTER

FINANCIAL AND OPERATING RESULTS

Las Vegas, Nevada, July 25, 2019 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended June 30, 2019.

Second Quarter 2019 Financial Highlights:

Consolidated Results

•	Consolidated net revenues increased 13% compared to the prior year quarter to $3.2 billion;
•

Consolidated operating income increased 2% compared to the prior year quarter to $371 million. The current quarter included $43 million in restructuring costs directly related to the operating model component of the MGM 2020 Plan;

•	Net income attributable to MGM Resorts of $43 million, compared to net income attributable to MGM Resorts of $124 million in the prior year quarter;
•	Diluted earnings per share of $0.08 in the current quarter compared to diluted earnings per share of $0.21 in the prior year quarter
•	Adjusted diluted earnings per share (“Adjusted EPS”)(1) of $0.23 in the current quarter compared to Adjusted EPS of $0.26 in the prior year quarter; and
•	Consolidated Adjusted EBITDA(2) increased 9% to $756 million in the current quarter compared to $695 million in the prior year quarter.

“We are pleased with our second quarter results, which were in line with our expectations. Our consolidated net revenues increased by 13 percent and consolidated Adjusted EBITDA increased by 9 percent” said Jim Murren, Chairman and CEO of MGM Resorts International. “Our Las Vegas Strip Resorts saw an increase in revenues by 1 percent with non-gaming revenues up 5 percent thanks to a robust performance across our rooms, food and beverage and entertainment segments. This offset a 12 percent decline in gaming revenues, which was approximately two thirds driven by lower table games hold year over year and approximately one third driven by lower baccarat volumes. We continue to benefit from our diversified portfolio driven by strong growth in our Regional Operations and the continued ramp of MGM Cotai.”

Mr. Murren continued, "We have the best portfolio of gaming assets in the U.S. with leading positions in most of our markets allowing us to outperform our competitors. We feel good about the remainder of 2019, given the strength in our convention bookings and entertainment calendar. In addition, we expect MGM 2020 will be an additional catalyst for second half earnings growth. Improvements to our operating model, through MGM 2020, also grant us better control over our fixed and variable costs, providing multiple levers to quickly respond to potential changes in business conditions. We are confident that we will achieve our 2020 targets of $3.6 billion to $3.9 billion in consolidated Adjusted EBITDA and significant growth in free cash flow through continued ramp up at our newer properties and further progress in executing our MGM 2020 Plan. We remain excited about our targeted growth opportunities in Japan, sports betting and interactive initiatives while maintaining a disciplined approach to capital allocation and creating long term value for shareholders. To that end, we bought back 11 million shares during the quarter."

Las Vegas Strip Resorts

•	Net revenues increased 1% compared to the prior year quarter to $1.5 billion; and
•

Adjusted Property EBITDA of $418 million, a 4% decrease compared to $436 million in the prior year quarter, due primarily to a decrease in table games revenue primarily attributable to lower table games hold, which had a $26 million negative impact to Adjusted Property EBITDA on a year over year basis. Adjusted Property EBITDA margin of 28.5%, a 145 basis point decrease compared to the prior year quarter.

Regional Operations

•

Net revenues increased $202 million or 29% compared to the prior year quarter to $911 million including $76 million in net revenues from MGM Springfield, which opened on August 24, 2018, $55 million in net revenues from Empire City Casino, which was acquired on January 29, 2019, and $68 million in net revenues from MGM Northfield Park’s operations, which was acquired from MGP on April 1, 2019; and

•

Adjusted Property EBITDA of $255 million, a 34% increase compared the prior year quarter and Adjusted Property EBITDA margin of 28.0% in the current quarter, a 122 basis point increase compared to the prior year quarter.

MGM China

•

Net revenues increased 26% to $706 million primarily as a result of the continued ramp up of operations at MGM Cotai following its opening in February 2018 and an increase in main floor table games hold percentage; and

•	Adjusted Property EBITDA of $171 million, a 43% increase compared to the prior year quarter.

"During the quarter, we made significant progress on phase 1 of MGM 2020 with reductions in labor and sourcing savings” said Corey Sanders, Chief Financial Officer and Treasurer of MGM Resorts. “We are transforming the company’s operating model to maximize both efficiencies and guest satisfaction. We are also empowering our leaders to make faster decisions. We feel increasingly confident that we will achieve our phase 1 Adjusted EBITDA uplift target of $200 million in 2020, compared to when we started the Plan. In fact, we now expect to realize roughly $100 million in 2019 compared to our previous guidance of around $70 million.”

Adjusted Diluted Earnings Per Share

The following table reconciles diluted earnings per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended June 30,	2019	2018
Diluted earnings per share	$0.08	$0.21
Preopening and start-up expenses	—	0.03
Property transactions, net	0.01	0.03
Restructuring	0.08	—
Non-operating expense:
Loss on retirement of long-term debt	0.09	—
Currency translation gain on MGM China senior notes	(0.01)	—
Non-operating items from unconsolidated affiliates:
Change in fair value of CityCenter swaps	0.02	—
Income tax impact on net income adjustments (1)	(0.04)	(0.01)
Adjusted diluted earnings per share	$0.23	$0.26

(1)	The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.

Las Vegas Strip Resorts

Casino revenue for the second quarter of 2019 decreased 12% compared to the prior year quarter at the Company’s Las Vegas Strip Resorts, due primarily to a 22% decrease in table games win resulting from a 413 basis point decrease in table games hold percentage and a 7% decrease in table games drop, driven by baccarat.

The following table shows key gaming statistics for the Company’s Las Vegas Strip Resorts:

Three Months Ended June 30,	2019	2018	% change
	(Dollars in millions)
Table Games Drop	$851	$911	(7)%
Table Games Win %	21.1%	25.2%
Slots Handle	$3,127	$3,098	1%
Slots Hold %	9.4%	9.1%

Rooms revenue increased 4% compared to the prior year quarter at the Company’s Las Vegas Strip Resorts. Las Vegas Strip Resorts REVPAR(3) increased 2.3% compared to the prior year quarter.

The following table shows key hotel statistics for the Company’s Las Vegas Strip Resorts:

Three Months Ended June 30,	2019	2018	% change
Occupancy %	95%	93%
Average Daily Rate (ADR)	$163	$161	0.7%
Revenue per Available Room (REVPAR)	$154	$150	2.3%

Food and beverage revenue increased 8% at the Company’s Las Vegas Strip Resorts compared to the prior year quarter due primarily to the opening of new outlets at Park MGM and NoMad Las Vegas.

Regional Operations

Casino revenue increased 35% compared to the prior year quarter at the Company’s Regional Operations, due primarily to the opening of MGM Springfield, the acquisition of Empire City Casino, and the acquisition of MGM Northfield Park’s operations from MGP.

The following table shows key gaming statistics for the Company’s Regional Operations:

Three Months Ended June 30,	2019	2018	% change
	(Dollars in millions)
Table Games Drop	$1,023	$969	6%
Table Games Win %	19.9%	18.9%
Slots Handle	$6,423	$5,274	22%
Slots Hold %	9.5%	9.0%

Food and beverage revenue increased 18% compared to the prior year quarter at the Company’s Regional Operations due primarily to the opening of MGM Springfield, the acquisition of Empire City Casino, and the acquisition of MGM Northfield Park’s operations from MGP, partially offset by a decrease at Borgata.

MGM China

Key second quarter results for MGM China Holdings Limited (“MGM China”) include:

•	Net revenues of $706 million, a 26% increase compared to the prior year quarter. The current quarter included $316 million of net revenues at MGM Cotai;
•	Main floor table games win increased 36% compared to the prior year quarter due to the addition of new-to-market tables at MGM Cotai in 2019 and a 508 basis point increase in win percentage;
•	VIP table games win increased 22% compared to the prior year quarter due to the opening of VIP gaming areas in the second half of 2018 at MGM Cotai;
•

Adjusted Property EBITDA increased 43% to $171 million compared to $120 million in the prior year quarter. The current quarter included $12 million of license fee expense compared to $10 million in the prior year quarter; and

•

Adjusted Property EBITDA margin was 24.2% in the current quarter compared to 21.4% in the prior year quarter, increasing primarily as a result of the continued ramp up of operations at MGM Cotai and improved casino margins at MGM Macau.

The following table shows key gaming statistics for MGM China:

Three Months Ended June 30,	2019	2018	% change
	(Dollars in millions)
VIP Table Games Turnover	$10,962	$10,296	6%
VIP Table Games Win %	2.6%	2.3%
Main Floor Table Games Drop	$2,037	$1,931	5%
Main Floor Table Games Win %	22.5%	17.4%

MGM China paid the previously announced final dividend for 2018 of $16 million in June 2019, of which MGM Resorts received $9 million, representing its 56% share of the dividend.

Corporate Expense

Corporate expense, including normal share-based compensation for corporate employees, was $108 million in the second quarter of 2019, an increase of $5 million compared to the prior year quarter. The current quarter included $9 million in costs incurred to implement the MGM 2020 Plan and $3 million in finance modernization initiative costs. The prior year quarter included $12 million of corporate brand campaign expenses.

Unconsolidated Affiliates

The following table summarizes information related to the Company’s share of income from unconsolidated affiliates:

Three Months Ended June 30,	2019	2018
	(In thousands)
CityCenter	$31,506	$46,070
Other	(4,502)	1,870
	$27,004	$47,940

Key second quarter results for CityCenter Holdings, LLC (“CityCenter”) include the following (see schedule accompanying this release for further detail on CityCenter’s second quarter results):

•	Net revenues were $329 million, a 4% decrease compared to the prior year quarter, due to a decrease in casino revenue partially offset by increases in rooms and food and beverage revenues;
•

Casino revenues at Aria decreased 23% compared to the prior year quarter, due primarily to a 27% decrease in table games win resulting from a 431 basis point decrease in table games hold percentage and a 15% decrease in table games drop;

•	REVPAR at Aria increased 6% compared to the prior year quarter to $252;
•	REVPAR at Vdara increased 2% compared to the prior year quarter to $196; and
•	Adjusted EBITDA from resort operations was $112 million, a 14% decrease compared to the prior year quarter.

MGM Growth Properties

During the second quarter of 2019, the Company made rent payments to MGM Growth Properties Operating Partnership LP (“MGP Operating Partnership”) in the amount of $237 million and received distributions of $97 million from the MGP Operating Partnership. In June 2019, the Board of Directors of MGM Growth Properties LLC (“MGP”) approved a quarterly dividend of $0.4675 per Class A share (an increase of $0.01 per share based on a $1.87 dividend on an annualized basis) totaling $43 million, which was paid on July 15, 2019 to holders of record on June 28, 2019. The Company concurrently received a $93 million distribution attributable to its ownership of MGP Operating Partnership units.

MGM Resorts Dividend

On July 25, 2019, the Company’s Board of Directors approved a quarterly dividend of $0.13 per share totaling approximately $68 million. The dividend will be payable on September 16, 2019 to holders of record on September 10, 2019.

During the current quarter, MGM Resorts repurchased approximately 11 million shares of its common stock at an average price of $25.61 per share for an aggregate amount of $282 million. Approximately $1.1 billion remained available under the $2.0 billion share repurchase program as of June 30, 2019. All shares repurchased under the Company’s program have been retired.

Financial Position

The Company’s cash balance at June 30, 2019 was $1.2 billion, which included $437 million at MGM China and $54 million at the MGP Operating Partnership. At June 30, 2019, the Company had $14.8 billion of principal amount of indebtedness outstanding, including $1.1 billion outstanding under its $2.3 billion senior secured credit facility, $2.3 billion outstanding under the $3.6 billion MGP Operating Partnership senior secured credit facility and $701 million outstanding under the $1.6 billion MGM China credit facility.

In May 2019, MGM China issued $750 million in aggregate principal amount of 5.375% senior notes due 2024 and $750 million in aggregate principal amount of 5.875% senior notes due 2026 and used the proceeds to permanently repay approximately $1.0 billion on its term loan facility with the remainder used to pay down its revolving credit facility.

Conference Call Details

MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today which will include a brief discussion of the results followed by a question and answer period. The call will be accessible via the Internet through http://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 5931413. A replay of the call will be available through Thursday August 1, 2019. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 10133186. The call will be archived at http://investors.mgmresorts.com. In addition, MGM Resorts will post supplemental slides today on its website at http://investors.mgmresorts.com for reference during the earnings call.

1.“Adjusted EPS” is diluted earnings per share adjusted to exclude preopening and start-up expenses, property transactions, net, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), gain or loss on retirement of long-term debt, currency translation gain or loss related to MGM China’s U.S. dollar-denominated debt and the Company’s share of mark-to-market adjustments related to CityCenter’s interest rate swaps recorded within non-operating items from unconsolidated affiliates.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing period-to-period comparisons of the results of the Company’s continuing operations to assist investors in reviewing the Company’s operating performance over time. Management believes that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating the Company’s earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items, such as restructuring costs and items further discussed in footnote 2 below, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of the Company’s performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly-titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under “Adjusted Diluted Earnings Per Share” included in the earnings release.

2.“Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), and property transactions, net. Management utilizes “Adjusted Property EBITDA” as the primary profit measures for its reportable segments and underlying operating segments. Adjusted Property EBITDA is a measure defined as Adjusted EBITDA before corporate expense and stock compensation expense, which are not allocated to each operating segment, and before rent expense related to the master lease with MGM Growth Properties that eliminates in consolidation. “Adjusted Property EBITDA margin” is Adjusted Property EBITDA divided by related segment net revenues.

Adjusted EBITDA information is presented solely as a supplemental disclosure to reported GAAP measures because management believes these measures are 1) widely used measures of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management believes that while items excluded from Adjusted EBITDA, Adjusted Property EBITDA, and Adjusted Property EBITDA margin may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, management believes excluded items may not relate specifically to current operating trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company’s resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Therefore, management uses Adjusted Property EBITDA as the primary measure of the Company’s operating resorts’ performance.

Adjusted EBITDA, Adjusted Property EBITDA and Adjusted Property EBITDA margin should not be construed as alternatives to operating income or net income, as indicators of the Company’s performance; or as alternatives to cash flows from operating activities, as measures of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA, Adjusted Property EBITDA, or Adjusted Property EBITDA margin. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDA, Adjusted Property EBITDA, or Adjusted Property EBITDA margin information may calculate Adjusted EBITDA, Adjusted Property EBITDA, or Adjusted Property EBITDA margin in a different manner.

A reconciliation of GAAP net income (loss) to Adjusted EBITDA is included in the financial schedules in this release. This presentation also includes references to target financial measures and achievement goals (including targeted Adjusted EBITDA and targeted net leverage), which are not presented as forecasts or projections of expected future performance.

The Company does not provide reconciliations of Adjusted EBITDA, Adjusted Property EBITDA, or Adjusted Property EBITDA margin to net income on a forward-looking basis because the Company is unable to forecast the amount or significance of certain items required to develop meaningful comparable GAAP financial measures without unreasonable efforts. These items include gains or losses on sale or consolidation transactions, accelerated depreciation, impairment charges, gains or losses on retirement of debt and variations in effective tax rate, which are difficult to predict and estimate and are primarily dependent on future events, but which are excluded from the Company’s calculations of Adjusted EBITDA, Adjusted Property EBITDA, and Adjusted Property EBITDA margin.

3.REVPAR is hotel revenue per available room.

*     *      *

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 30 unique hotel and destination gaming offerings including some of the most recognizable resort brands in the industry. Expanding throughout the U.S. and around the world, the company recently acquired the operations of Empire City Casino in New York and Hard Rock Rocksino in Ohio, which was rebranded as MGM Northfield Park. In 2018, MGM Resorts opened MGM Springfield in Massachusetts, MGM COTAI in Macau, and the first Bellagio-branded hotel in Shanghai. The 82,000 global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information visit us at www.mgmresorts.com.

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding future results and the Company’s financial outlook and the Company’s ability to deliver on its 2020 targets and goals (including its Adjusted EBITDA, free cash flow and leverage targets). These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community	News Media
CATHERINE PARK	BRIAN AHERN
Executive Director of Investor Relations	Director of Media Relations
(702) 693-8711 or cpark@mgmresorts.com	media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018
Revenues:
Casino	$1,598,312	$1,332,214	$3,224,658	$2,726,530
Rooms	586,503	563,871	1,160,718	1,103,351
Food and beverage	544,552	494,808	1,064,773	950,219
Entertainment, retail and other	382,738	363,242	727,112	692,992
Reimbursed costs	111,138	104,560	222,893	207,840
	3,223,243	2,858,695	6,400,154	5,680,932
Expenses:
Casino	888,392	741,531	1,791,149	1,504,180
Rooms	208,643	202,968	412,637	392,026
Food and beverage	426,664	376,985	826,903	730,374
Entertainment, retail and other	269,983	243,370	513,613	470,204
Reimbursed costs	111,138	104,560	222,893	207,840
General and administrative	524,424	438,453	1,049,536	856,343
Corporate expense	108,061	103,438	237,497	202,947
Preopening and start-up expenses	879	19,077	4,166	85,994
Property transactions, net	5,790	16,970	14,566	22,868
Depreciation and amortization	334,788	296,208	651,202	565,030
	2,878,762	2,543,560	5,724,162	5,037,806
Income from unconsolidated affiliates	27,004	47,940	65,753	79,706
Operating income	371,485	363,075	741,745	722,832

Non-operating income (expense):
Interest expense, net of amounts capitalized	(215,829)	(181,493)	(431,949)	(349,402)
Non-operating items from unconsolidated affiliates	(21,477)	(11,068)	(39,642)	(20,078)
Other, net	(46,276)	(6,381)	(44,583)	(8,297)
	(283,582)	(198,942)	(516,174)	(377,777)

Income before income taxes	87,903	164,133	225,571	345,055
Benefit (provision) for income taxes	(11,734)	(23,710)	(83,245)	61,669
Net income	76,169	140,423	142,326	406,724
Less: Net income attributable to noncontrolling interests	(32,764)	(16,646)	(67,624)	(59,503)
Net income attributable to MGM Resorts International	$43,405	$123,777	$74,702	$347,221
Earnings per share:
Basic	$0.08	$0.21	$0.13	$0.60
Diluted	$0.08	$0.21	$0.13	$0.60

Weighted average common shares outstanding:
Basic	532,365	548,433	533,286	556,586
Diluted	535,417	554,339	536,456	563,108

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$1,160,591	$1,526,762
Accounts receivable, net	562,772	657,206
Inventories	106,707	110,831
Income tax receivable	20,994	28,431
Prepaid expenses and other	188,970	203,548
Total current assets	2,040,034	2,526,778

Property and equipment, net	21,054,337	20,729,888

Other assets:
Investments in and advances to unconsolidated affiliates	746,733	732,867
Goodwill	2,080,904	1,821,392
Other intangible assets, net	3,922,684	3,944,463
Operating lease right-of-use assets, net	664,817	—
Other long-term assets, net	304,206	455,318
Total other assets	7,719,344	6,954,040
	$30,813,715	$30,210,706

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$277,591	$302,578
Construction payable	231,740	311,793
Current portion of long-term debt	—	43,411
Accrued interest on long-term debt	136,790	140,046
Other accrued liabilities	2,140,418	2,151,054
Total current liabilities	2,786,539	2,948,882

Deferred income taxes, net	1,552,552	1,342,538
Long-term debt, net	14,661,695	15,088,005
Other long-term obligations	228,451	259,240
Operating lease liabilities	529,171	—
Redeemable noncontrolling interest	100,586	102,250
Stockholders' equity:
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 526,333,157 and 527,479,528 shares	5,263	5,275
Capital in excess of par value	4,181,585	4,092,085
Retained earnings	2,359,966	2,423,479
Accumulated other comprehensive loss	(26,330)	(8,556)
Total MGM Resorts International stockholders' equity	6,520,484	6,512,283
Noncontrolling interests	4,434,237	3,957,508
Total stockholders' equity	10,954,721	10,469,791
	$30,813,715	$30,210,706

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018
Bellagio	$338,572	$346,377	$676,698	$707,165
MGM Grand Las Vegas	283,026	311,090	567,774	604,896
Mandalay Bay	241,002	251,890	466,575	496,455
The Mirage	153,923	157,881	309,910	303,540
Luxor	98,342	103,708	192,556	200,459
New York-New York	95,726	92,947	190,904	189,061
Excalibur	86,386	84,233	167,261	163,655
Park MGM	103,454	43,345	197,651	99,602
Circus Circus Las Vegas	65,913	63,043	125,203	121,785
Las Vegas Strip Resorts	1,466,344	1,454,514	2,894,532	2,886,618
MGM Grand Detroit	153,310	153,211	307,549	300,746
Beau Rivage	106,252	102,793	209,044	199,488
Gold Strike Tunica	48,580	42,273	96,793	83,920
Borgata	201,976	207,859	386,605	400,300
MGM National Harbor	202,356	202,353	401,982	390,603
MGM Springfield	76,205	—	154,082	—
Empire City Casino (1)	54,603	—	91,172	—
MGM Northfield Park (2)	67,671	—	67,671	—
Regional Operations	910,953	708,489	1,714,898	1,375,057
MGM Macau	390,170	376,610	823,556	887,480
MGM Cotai	315,919	184,740	616,737	269,731
MGM China	706,089	561,350	1,440,293	1,157,211
Management and other operations	139,857	134,342	350,431	262,046
	$3,223,243	$2,858,695	$6,400,154	$5,680,932

(1)	For the six months ended June 30, 2019, represents net revenues of Empire City Casino for the period January 29-June 30 only.
(2)	For the six months ended June 30, 2019, represents net revenues of MGM Northfield Park for the period April 1-June 30 only.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - HOTEL STATISTICS - LAS VEGAS STRIP RESORTS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018
Bellagio
Occupancy %	96.8%	95.6%	95.2%	94.5%
Average daily rate (ADR)	$280	$280	$287	$283
Revenue per available room (REVPAR)	$271	$268	$273	$268
MGM Grand Las Vegas
Occupancy %	94.5%	95.3%	92.2%	93.3%
ADR	$183	$179	$189	$183
REVPAR	$173	$170	$174	$171
Mandalay Bay
Occupancy %	94.5%	93.4%	92.7%	89.3%
ADR	$204	$211	$207	$215
REVPAR	$192	$197	$192	$191
The Mirage
Occupancy %	96.5%	96.0%	94.0%	93.2%
ADR	$177	$178	$185	$179
REVPAR	$171	$170	$174	$167
Luxor
Occupancy %	97.1%	96.1%	95.2%	94.9%
ADR	$116	$116	$119	$118
REVPAR	$113	$111	$113	$112
New York-New York
Occupancy %	97.9%	97.1%	95.4%	96.7%
ADR	$146	$139	$153	$146
REVPAR	$143	$135	$146	$142
Excalibur
Occupancy %	96.4%	95.1%	92.9%	92.9%
ADR	$101	$97	$103	$100
REVPAR	$97	$93	$96	$93
Park MGM
Occupancy %	91.1%	80.3%	88.7%	84.2%
ADR	$141	$131	$148	$132
REVPAR	$128	$105	$132	$111
Circus Circus Las Vegas
Occupancy %	87.4%	85.1%	83.1%	81.9%
ADR	$88	$81	$90	$83
REVPAR	$77	$69	$75	$68

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018
Net income attributable to MGM Resorts International	$43,405	$123,777	$74,702	$347,221
Plus: Net income attributable to noncontrolling interests	32,764	16,646	67,624	59,503
Net income	76,169	140,423	142,326	406,724
(Benefit) provision for income taxes	11,734	23,710	83,245	(61,669)
Income before income taxes	87,903	164,133	225,571	345,055
Non-operating (income) expense:
Interest expense, net of amounts capitalized	215,829	181,493	431,949	349,402
Other, net	67,753	17,449	84,225	28,375
	283,582	198,942	516,174	377,777
Operating income	371,485	363,075	741,745	722,832
Preopening and start-up expenses	879	19,077	4,166	85,994
Property transactions, net	5,790	16,970	14,566	22,868
Depreciation and amortization	334,788	296,208	651,202	565,030
Restructuring	42,990	—	84,088	—
Adjusted EBITDA	$755,932	$695,330	$1,495,767	$1,396,724

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - ADJUSTED PROPERTY EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018
Bellagio	$121,542	$126,604	$238,325	$267,001
MGM Grand Las Vegas	62,687	92,118	133,361	182,199
Mandalay Bay	63,021	66,983	118,742	135,766
The Mirage	37,752	39,768	77,967	72,617
Luxor	32,246	33,556	61,641	62,545
New York-New York	37,027	33,425	74,221	70,336
Excalibur	30,353	28,578	57,384	55,628
Park MGM	15,874	(830)	29,850	8,373
Circus Circus Las Vegas	17,695	15,703	30,233	30,594
Las Vegas Strip Resorts	418,197	435,905	821,724	885,059
MGM Grand Detroit	50,334	52,135	99,685	98,526
Beau Rivage	27,305	24,393	54,363	47,468
Gold Strike Tunica	18,176	12,400	35,302	24,809
Borgata	53,426	50,917	92,263	94,149
MGM National Harbor	47,710	49,970	98,099	92,076
MGM Springfield	12,476	—	21,862	—
Empire City Casino (1)	21,926	—	36,353	—
MGM Northfield Park (2)	23,800	—	23,800	—
Regional Operations	255,153	189,815	461,727	357,028
MGM Macau	116,496	99,813	245,564	245,648
MGM Cotai	54,332	20,062	116,054	25,978
MGM China	170,828	119,875	361,618	271,626
Unconsolidated resorts (3)	28,357	47,940	68,839	79,706
Management and other operations	(8,084)	12,491	22,047	20,336
Stock compensation	(14,566)	(17,286)	(30,861)	(32,903)
Corporate	(93,953)	(93,410)	(209,327)	(184,128)
	$755,932	$695,330	$1,495,767	$1,396,724

(1)	For the six months ended June 30, 2019, represents Adjusted Property EBITDA of Empire City Casino for the period January 29-June 30 only.
(2)	For the six months ended June 30, 2019, represents Adjusted Property EBITDA of MGM Northfield Park for the period April 1-June 30 only.
(3)	Represents the Company's share of operating income (loss), adjusted for the effect of certain basis differences.

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018
Aria	$296,067	$311,798	$606,372	$583,679
Vdara	33,276	32,336	66,491	64,805
	$329,343	$344,134	$672,863	$648,484

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - HOTEL STATISTICS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018
Aria
Occupancy %	93.9%	92.7%	92.4%	91.0%
ADR	$269	$257	$277	$265
REVPAR	$252	$238	$256	$241
Vdara
Occupancy %	95.6%	94.0%	92.7%	92.8%
ADR	$205	$205	$215	$212
REVPAR	$196	$193	$199	$196

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018
Net income (loss)	$5,025	$54,395	$22,997	$(51,672)
Plus: Loss from discontinued operations	—	38	—	128,548
Net income from continuing operations	5,025	54,433	22,997	76,876
Non-operating (income) expense:
Interest expense, net of amounts capitalized	23,406	19,922	46,660	37,147
Other, net	17,410	567	28,710	(151)
	40,816	20,489	75,370	36,996
Operating income	45,841	74,922	98,367	113,872
Property transactions, net	353	(883)	1,249	(1,929)
Depreciation and amortization	56,900	55,105	114,404	108,715
Restructuring	2,707	—	6,172	—
Adjusted EBITDA	$105,801	$129,144	$220,192	$220,658

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018
Aria	$101,550	$120,561	$206,718	$202,367
Vdara	10,610	10,131	21,062	20,922
Resort operations	112,160	130,692	227,780	223,289
Other	(6,359)	(1,548)	(7,588)	(2,631)
	$105,801	$129,144	$220,192	$220,658